EXHIBIT 3.59

CERTIFICATE OF INCORPORATION

OF

UPSHUR PROPERTY, INC.

ARTICLE I

The name of the corporation is Upshur Property, Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover 19901, County of Kent. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act of activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is 2,000 shares of Common Stock, par value $1.00 per share.

ARTICLE V

The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address
Stephen P. Parise	10889 Wilshire Boulevard Suite 1500 Los Angeles, CA 90024

ARTICLE VI

The corporation is to have perpetual existence.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to make, amend, alter or repeal the By-laws of the corporation.

ARTICLE VIII

Elections of directors need not be by written ballot except and to the extent provided by the By-laws of the corporation.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the corporation may provide. The books of the corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the corporation or in the By-laws of the corporation.

ARTICLE X

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Article X shall not eliminate or limit a director’s liability (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this Article X shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE XI

The corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 10th day of June, 1994.

/s/ Stephen P. Parise
Stephen P. Parise
Sole Incorporator

CERTIFICATE OF CHANGE OF REGISTERED AGENT

AND

REGISTERED OFFICE

Upshur Property, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

The present registered agent of the corporation is The Prentice-Hall Corporation System Inc. and the present registered office of the corporation is in the county of New Castle.

The Board of Directors of Upshur Property, Inc. has adopted the following resolution on the 15th day of July 2004.

Resolved, that the registered office of Upshur Property, Inc. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, Upshur Property, Inc. caused this statement to be signed by an authorized officer, this 15th day of July 2004.

Upshur Property, Inc.

By:	/s/ D. Lynn Shanks
D. Lynn Shanks
Its:	President

CERTIFICATE OF RENEWAL AND REVIVAL OF

CERTIFICATE OF INCORPORATION

OF

UPSHUR PROPERTY, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) UPSHUR PROPERTY, INC.

2. The corporation was organized under the provisions of the General Corporation Law of the State of Delaware. The date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware June 10, 1994.

3. The address, including the street, city, and county, of the registered office of the corporation in the State of Delaware and the name of the registered agent at such address are as follows: The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

4. The corporation hereby procures a renewal and revival of its certificate of incorporation, which became inoperative by law on March 1, 2005 for failure to file annual reports and non-payment of taxes payable to the State of Delaware.

5. The certificate of incorporation of the corporation, which provides for and will continue to provide for, perpetual duration, shall, upon the filing of this Certificate of Renewal and Revival of the Certificate of Incorporation in the Department of State of the State of Delaware, be renewed and revived and shall become fully operative on February 28, 2005.

6. This Certificate of Renewal and Revival of the Certificate of Incorporation is filed by authority of the duly elected directors as prescribed by Section 312 of the General Corporation Law of the State of Delaware.

Signed on March 28, 2005

/s/ Raymond J. McElhaney, President
Raymond J. McElhaney, President

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

UPSHUR PROPERTY, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is UPSHUR PROPERTY, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on March 8, 2006.

/s/ Danny Cox
Name:	Danny Cox
Title:	President